UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 11, 2014

FluoroPharma Medical, Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-151381	20-8325616
(Commission File Number)	(IRS Employer Identification No.)

8 Hillside Avenue, Suite 207
Montclair, NJ 07042
(Address of principal executive offices and zip code)

(973) 744-1565
(Registrant's telephone number including area code)

(Registrant's former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 11, 2014, FluoroPharma Medical, Inc. (the "Company") announced the appointment of Andrew H. Sassine to the Company’s Board of Directors effective April 1, 2014.

Mr. Sassine (49) was employed by Fidelity Investments from 1999 until February 2012. During his tenure, Mr. Sassine managed the Fidelity Small Cap Stock Fund, the Fidelity International Small Cap Opportunities Fund and the Fidelity Advisor International Small Cap Opportunities Fund.  Mr. Sassine began his career at Fidelity as a high yield research analyst covering the telecommunications, satellite, technology, defense and aerospace and restaurant industries and in 2001 joined the international group as a research analyst covering small and mid-cap international stocks.

Mr. Sassine has been a member of the Henry B. Tippie College of Business, University of Iowa Board of Advisors since 2009 and is on the Board of Trustees at the Clarke Schools for Hearing and Speech. Mr. Sassine currently serves on the boards of directors of  MD Revolution Inc., a privately-held personalized medicine practice management and advisory company focused on leveraging genomics and mobile health technology to improve health; CNS Response, Inc. (CNSO.OB), a clinical decision support company providing reference data and analytical tools for clinicians and researchers in psychiatry; and Freedom Meditech, Inc., a privately held growth-stage medical device company focused on ophthalmic medical devices. He earned a Bachelor of Arts degree at the University of Iowa in 1987 and an MBA from the Wharton School at the University of Pennsylvania in 1993.

The press release relating to the foregoing is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01. Financial Statement and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
99.1	Press Release dated March 11, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 14, 2014	FLUOROPHARMA MEDICAL, INC.

	By:	/s/ Johan M. (Thijs) Spoor
	Name:	Johan M. (Thijs) Spoor
	Title:	CEO and President